JOINT EXPLORATION AGREEMENT

between

PASSPORT POTASH INC.

and

HNZ POTASH, LLC

- i -

- ii -

- iii -

JOINT EXPLORATION AGREEMENT

                    This JOINT EXPLORATION AGREEMENT (this “Agreement”) is made as of July 26, 2012 (“Effective Date”) between Passport Potash, Inc., a British Columbia corporation (together with its successors and assigns, “PPI”), with an address of 608, 1199 West Pender St., Vancouver, BC V6E 2R1, and HNZ Potash, LLC, a Delaware limited liability company (together with its successors and assigns, “HNZ”), the address of which is 1900 N. Akard Street, Dallas, Texas 75201. PPI and HNZ are referred to herein collectively as the “Participants” and individually as a “Participant”.

RECITALS

                    A.      PPI through its wholly owned subsidiary, PPI Holding Corp., holds certain mineral exploration permits for State of Arizona trust lands located in Navajo and Apache Counties, Arizona. Such permits (collectively, the “Permits”), which are identified on Exhibit A1, cover the land described in Exhibit A1 (such land, collectively, the “Permit Property”).

                    B.      HNZ and its Affiliates own certain real property and certain mineral exploration permits located in Navajo and Apache Counties, Arizona, which are described on Exhibit A2 (such land, collectively, the “HNZ Property.”)

                    C.      PPI and HNZ wish to jointly explore, evaluate and, if justified and later agreed to by the Participants, seek a mining lease with the State of Arizona to develop and mine the potash resources within the Permit Property.

                    D.      PPI and HNZ wish to jointly investigate opportunities with the Hopi Tribe in an “Area of Interest” comprised of land owned by or held in trust for the Hopi Tribe for future mineral exploration and development.

                    NOW THEREFORE, in consideration of the covenants and conditions contained herein, PPI and HNZ agree as follows:

ARTICLE 1. DEFINITIONS AND CROSS-REFERENCES

                              1.1      Definitions. The terms defined in Exhibit C and elsewhere shall have the defined meaning wherever used in this Agreement, including in Exhibits.

                              1.2      Cross-References. References to “Exhibits,” “Articles,” “Sections” and “Subsections” refer to Exhibits, Articles, Sections and Subsections of this Agreement.

ARTICLE 2. PURPOSES AND TERM

                              2.1      General. PPI and HNZ hereby enter into this Agreement for the purposes hereinafter stated. All of the rights and obligations of the Participants in connection with the Permits, Permit Property, Assets, Exploration, or the Area of Interest shall be subject to and governed by this Agreement.

                              2.2      Purposes. This Agreement is entered into for the following purposes and for no others, and shall serve as the exclusive means by which each of the Participants accomplishes such purposes:

(a)	to conduct Exploration of the Permit Property;

(b)

to acquire interests within the lands owned by the Hopi Tribe commonly referred to as the Dobell Ranch lands as more particularly described in Exhibit A3 (such land, collectively, the “Area of Interest”);

(c)

to evaluate the potential for development and mining of the Permit Property, and, if justified and later agreed to by the Participants, to form an entity to seek a lease to jointly engage in development and mining of the Permit Property;

(d)	to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Permit Property; and

(e)	to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

                    2.3      Term. The term of this Agreement shall begin on the Effective Date and extend to the expiration date of the fifth year term of the last Permit, or any Permit obtained as a replacement therefor (the “Term”); provided, however, that, if during the Term the Participants (or an entity formed by the Participants) jointly apply for a mineral lease or mineral leases on any portion of the Permit Property, the Term shall be automatically extended to the date a final determination is issued by the Arizona State Land Department (the “ASLD”) regarding the last mineral lease application.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES

                    3.1      Representations and Warranties of Both Participants. As of the Effective Date, each Participant warrants and represents to the other that:

                              (a)      it is a corporation or limited liability company, as applicable, duly organized and in good standing in its state and country of incorporation or organization and is qualified to do business and is in good standing in those countries and states where necessary in order to carry out the purposes of this Agreement;

                              (b)      it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate, board of directors, shareholder, surface and mineral rights owner, lessor, lessee and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

                              (c)      it will not breach any other agreement or arrangement by entering into or performing this Agreement;

                              (d)      it is not subject to any governmental order, judgment, decree, debarment, sanction or Laws that would preclude the permitting or implementation of this Agreement; and

                              (e)      this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

3.2      Representations and Warranties of PPI. As of the Effective Date, PPI makes the following representations and warranties to HNZ:

                              (a)      with respect to the Permits: (i) PPI has not received any notice of default of any of the terms or provisions of the Permits; (ii) PPI has the authority under the Permits to perform fully its obligations under this Agreement; and (iii) to PPI’s knowledge, the Permits are valid and are in good standing;

                              (b)      with respect to the Permits, to PPI’s knowledge, and except for any action involving HNZ, there are no pending or threatened actions, suits, claims or proceedings related to the Permits; and

                              (c)      except as to matters otherwise disclosed in writing to HNZ prior to the Effective Date,

                                        (i)      to PPI’s knowledge, the conditions existing on or with respect to the Permit Property are not in violation of any Laws (including without limitation any Environmental Laws), nor causing or permitting any damage (including Environmental Damage, as defined below) or impairment to the health, safety, or enjoyment of any person at or on the Permit Property or in the general vicinity of the Permit Property;

                                        (ii)      to PPI’s knowledge, there have been no past violations by it or by any of its predecessors in title of any Environmental Laws or other Laws affecting or pertaining to the Permit Property, nor any past creation of damage or threatened damage to the air, soil, surface waters, groundwater, flora, fauna, or other natural resources on the Permit Property (“Environmental Damage”); and

                                        (iii)      PPI has not received inquiry from or notice of a pending investigation from any governmental agency or of any administrative or judicial proceeding concerning the violation of any Laws.

                    3.3      Representations and Warranties of HNZ. As of the Effective Date, HNZ represents and warrants to PPI that, other than the State of Arizona mineral exploration permit lands identified on Exhibit A2, to HNZ’s knowledge, HNZ has sufficient rights to and legal authority to grant PPI reasonable access at reasonable times across existing paved and unpaved roads on the HNZ Property. PPI acknowledges that the HNZ Property is subject to certain existing encumbrances and commitments for non-exclusive uses such as grazing and other leases that may restrict access to certain portions of HNZ Property and that the Participants will need to confer in advance regarding a reasonable access plan to accommodate such existing commitments.

                    3.4      Survival of Representations; Knowledge. The representations and warranties set forth in Section 3.2 and Section 3.3 shall survive the execution and delivery of any documents of Transfer provided under this Agreement. For a representation or warranty made to a Participant’s “knowledge,” the term “knowledge” shall mean actual knowledge (or of facts that would reasonably lead to the indicated conclusions) on the part of the officers, employees, and agents of such Participant.

                    3.5      Disclosures. Each of the Participants represents and warrants that it is unaware of any material facts or circumstances that have not been disclosed in this Agreement, which should be disclosed to the other Participant in order to prevent the representations and warranties in this Article from being materially misleading. During the Term, the Participants will disclose all information concerning their respective properties and property rights as needed to comply in good faith with the terms of this Agreement. Each Participant represents to the other that, in negotiating and entering into this Agreement, it has relied solely on its own appraisals and estimates as to the value of the consideration each is giving related to this Agreement.

ARTICLE 4. RELATIONSHIP OF THE PARTICIPANTS

                    4.1      No Partnership or Joint Venture. Nothing contained in this Agreement shall be deemed to constitute either of the Participants the partner or the venturer of the other Participant, or, except as otherwise herein expressly provided, to constitute either Participant the agent or legal representative of the other Participant, or to create any fiduciary relationship between them. The Participants do not intend to create, and this Agreement shall not be construed to create, any mining, commercial or other partnership or joint venture. It is therefore the intention of the Participants that, as of the Effective Date, this Agreement be excluded from the partnership provisions of the U.S. Internal Revenue Code as well as any equivalent state or local provisions. Each Participant shall be responsible for reporting on its own tax returns its respective share of any income, deductions, or credits resulting from the activities contemplated in this Agreement in a manner consistent with such exclusion. Neither Participant, nor any of its directors, officers, employees, agents and attorneys, or Affiliates, shall act for or assume any obligation or responsibility on behalf of the other Participant, except as otherwise expressly provided herein, and any such action or assumption by a Participant’s directors, officers, employees, agents and attorneys, or Affiliates shall be a breach by such Participant of this Agreement. The rights, duties, obligations and liabilities of the Participants shall be several and not joint or collective. Each Participant shall be responsible only for its obligations as herein set forth and shall be liable only for its share of the costs and expenses as provided herein, and it is the express purpose and intention of the Participants that their ownership of the Permits and any other jointly-funded Assets and the rights acquired hereunder shall be as tenants in common.

                    4.2      Other Business Opportunities. Except as expressly provided in this Agreement, each Participant shall have the right to engage in and receive full benefits from any business activities or operations in the Holbrook Basin or elsewhere, whether or not competitive with the activities or objectives of this Agreement, without consulting with, or any obligation to, the other Participant. The doctrines of “corporate opportunity” or “business opportunity” as those doctrines may exist under the laws of the State of Arizona (or as otherwise may be applicable to the Participants) shall not be applied to this Agreement nor to any other activity or operation of either Participant. Neither Participant shall have any obligation to the other with respect to any opportunity to acquire, retain, or dispose of, any property outside the Permit Property or the Area of Interest at any time, or within the Permit Property or the Area of Interest after the termination of this Agreement.

                    4.3      Implied Covenants. There are no implied covenants contained in this Agreement other than that of good faith and fair dealing.

                    4.4      No Third Party Beneficiary Rights. This Agreement shall be construed to benefit the Participants and their respective successors and assigns only, and shall not be construed to create third party beneficiary rights in any other party or in any governmental organization or agency.

ARTICLE 5. PARTICIPANT OBLIGATIONS

                    5.1      Initial Obligations.

                              (a)      PPI hereby assigns to HNZ a one-half interest (50%) in the Permits. PPI agrees to execute any and all documents required by the ASLD to cause the ASLD records to reflect the assignment to HNZ of a one-half interest in the Permits. The Participants shall share equally the application fees to assign the Permits to PPI and HNZ as joint permittees. If the ASLD denies such application for assignment of the Permits for any reason, the Participants will take any reasonable actions necessary to effect the intent of this Agreement, including if appropriate submission of new permit applications for the Permit Property to replace the Permits and any legal action to challenge any such denial. If replacement permits are secured by a Participant or the Participants within the five-year terms of the current Permits pursuant to this Subsection 5.1(a) , then such new permits shall be deemed to be Permits under this Agreement. The cost of securing any replacement permits pursuant to this Subsection 5.1(a) shall be shared equally by the Participants.

                              (b)      Subject to Subsection 5.1(d) , HNZ shall pay fifty percent (50%) of the costs previously incurred by PPI with respect to holding, renting, exploring and renewing the Permits, which costs are identified on Exhibit E. The total amount of this payment shall not exceed fifty percent (50%) of an amount equal to the sum of the minimum statutory rent and payment-in-lieu of exploration work requirements for each of the Permits from the effective date of the applicable Permit until the Effective Date.

                              (c)      HNZ’s failure to pay the amount due in accordance with the provisions of this Article, if not cured within thirty (30) days after written notice of such default, shall be deemed a termination of this Agreement, and HNZ shall then have no further right, title or interest in the Permits and shall take such actions as are necessary to ensure that any interest acquired in the Permits is assigned to PPI free and clear of any Encumbrances arising by, through or under HNZ, except for such Encumbrances to which the Participants may have agreed.

                              (d)      If the ASLD denies the application for assignment of a one-half (50%) interest in the Permits as contemplated in Subsection 5.1(a) , then HNZ is relieved of any obligation to pay to PPI the amounts in this Article and any amounts paid by HNZ to PPI hereunder shall be immediately refunded to HNZ by PPI.

                              (e)      PPI acknowledges and agrees that the breach of this Agreement would cause irreparable damage to HNZ and that HNZ will not have an adequate remedy at law. Therefore, the obligations of PPI under this Agreement, including PPI’s obligation to cause the Transfer of a one-half (50%) interest in the Permits, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

                    5.2      Rental and Exploration.

                              (a)      After the Effective Date, each Participant shall be liable for 50% of the annual rentals, 50% of the renewal application fees, 50% of the minimum statutory exploration expenditure requirement for each Permit (including any “payments in lieu”), and 50% of any other amount required by the ASLD to maintain the Permits in good standing for the full 5-year term of each Permit (such amounts with respect to each Permit, the “Statutory Minimum Amounts”). The Parties’ respective co-managers will collaborate to ensure that the Statutory Minimum Amounts with respect to each Permit are paid to the ASLD in accordance with applicable Laws.

                              (b)      Notwithstanding the foregoing, the Participants acknowledge that either or both Participants may wish to not renew a Permit and, therefore, not meet the statutory requirements for renewal. In the event that both Participants determine that they will not renew a Permit, the Participants shall jointly submit any documentation to notify the ASLD of such non-renewal in advance of the expiration date of such Permit. If one Participant (the “Non-Renewing Participant”) decides that it does not wish to renew a Permit (a “Relinquished Permit”) and the other Participant (the “Renewing Participant”) desires to renew such Relinquished Permit, the Non-Renewing Participant shall deliver notice to the Renewing Participant not later than 60 days in advance of the expiration date for such Relinquished Permit. As soon as practicable thereafter, the Non-Renewing Participant shall assign to the Renewing Participant all its interests in such Relinquished Permit and Assets exclusive thereto; provided, that if such interests cannot be so assigned prior to the expiration of such Relinquished Permit, the Renewing Participant may satisfy any obligations with respect to any Statutory Minimum Amounts due in respect of such Relinquished Permit and the Non-Renewing Participant will take any actions necessary to assign all its interests in such Relinquished Permit and any Assets exclusive thereto as soon as practicable thereafter. Such assignment shall be free and clear of any Encumbrances, except for such Encumbrances to which the Participants may have agreed, and the Non-Renewing Participant shall then have no further right, title or interest (including no Participating Interest) in the Relinquished Permit or any Assets exclusive thereto. Each Relinquished Permit shall be deemed to not be a “Permit” hereunder (and this Agreement shall no longer apply with respect to such Relinquished Permit) upon the earlier of (i) the assignment of a Non-Renewing Participant’s interests in such Relinquished Permit or (ii) the expiration of the then-current term of such Relinquished Permit.

                              (c)      If a Participant does not deliver a notice of its intention to not renew under Subsection 5.2(b) and fails to deliver to the ASLD or the other Participant 50% of any Statutory Minimum Amount prior to the date such Statutory Minimum Amount is due under applicable Law, then the other Participant may deliver such Statutory Minimum Amount to the ASLD. If the non-paying Participant fails to reimburse the paying Participant its fifty percent (50%) share of such amounts, and such failure to pay is not cured within thirty (30) days after written notice of such default, the non-paying Participant will have the obligations of a Non-Renewing Participant (including the obligation to transfer all its interests in the applicable Permit and any Assets exclusive thereto in accordance with Subsection 5.2(b) ) and the applicable Permit shall be deemed to not be a “Permit” hereunder at the end of such thirty day cure period.

                              (c)      Each Participant’s 50% share of the Statutory Minimum Amount for any individual Permit may be met through proof of exploration expenditures so long as both Participants determine prior to the renewal date of such Permit that the exploration expenditures meet the ASLD’s exploration expenditure requirements and such proof is submitted to the ASLD prior to the renewal deadline for such Permit.

                              (d)      The Participants acknowledge that there may be situations where one Participant has, by itself, funded Exploration (whether or not on the Permit Property) that the ASLD is willing to apply to the Statutory Minimum Amounts in respect of the Permit Property. If the ASLD applies a Participant’s Exploration expenditures to satisfy more than such Participant’s fifty percent (50%) share of the Statutory Minimum Amounts due for a Permit and no other amounts have been paid or Exploration funded in respect of a Permit, then the Participant who funded such Exploration shall receive a reimbursement from the other Participant an amount equal to fifty percent (50%) of the minimum Statutory Minimum Amounts credited to the Permit in respect of such Exploration. If the Participant responsible for such reimbursement fails to so reimburse fifty percent (50%) of such amounts, and such failure to pay is not cured within thirty (30) days after written notice of such default, the non-paying Participant will have the obligations of a Non-Renewing Participant (including the obligation to transfer its interests in the applicable Permit and any Assets exclusive thereto in accordance with Subsection 5.2(b) ) and the applicable Permit shall be deemed to not be a “Permit” hereunder at the end of such thirty day cure period.

                    5.3      Additional Exploration Expenditures.

                              (a)      Each Participant may spend in excess of 50% of the minimum statutory exploration expenditure for Exploration on any Permit Property (any such expenditure, an “Additional Expenditure”), so long as any such expenditures are made pursuant to a Plan of Exploration approved by the Participants and submitted to the ASLD in accordance with Article 8 and are otherwise in compliance with Article 8 and applicable Law.

                              (b)      If a Participant incurs Additional Expenditures for Exploration of the Permit Property, then the other Participant may (at its election and in its sole discretion) reimburse the Participant for fifty percent (50%) of the Additional Expenditures within sixty (60) days of receiving a written billing statement for such Additional Expenditures. If the other Participant does not pay its fifty percent (50%) share of the Additional Expenditures within sixty (60) days of receiving such billing statement, then two hundred percent (200%) of the Additional Expenditures shall be deemed a capital contribution by the Participant that incurred the Additional Expenditures to any entity formed by the Participants for the purpose of holding any mineral leases in respect of the Permit Property (or any portion thereof).

                    5.4      Sharing of Existing Data. PPI will make available for inspection by HNZ all Existing Data in its possession or control, and true and correct copies of all permits and authorizations relating to PPI’s Permit Property. HNZ will make available for inspection by PPI all Existing Data in its possession or control. On a case by case basis, if a Participant requests the assistance of the other Participant’s technical experts, such Participant shall not unreasonably withhold its consent to such assistance, provided that such assistance shall not include the sharing of any analyses, reports or other information not constituting Existing Data. At no further cost to the Participant receiving the Existing Data from the providing Participant, the receiving Participant may use such Existing Data to update its existing or future resource reports or other reports. Except as provided in Article 3 above, neither Participant makes to the other Participant any representation or warranty, express or implied, as to the accuracy or completeness of any Existing Data or related information provided pursuant to this Section 5.4.

                    5.5      Non-Interference. Each Participant agrees that:

                              (a)      during the Term, other than for the enforcement of the terms of this Agreement or any future agreement between the Participants, neither it (nor any of its Affiliates) will take any legal action against the other Participant (or its Affiliates) related to any right, title or interest in any of the Permit Property, or any permit or lease, either currently held, or that may be held during the Term of this Agreement, related to Exploration, development, or mining of Permit Property; and

                              (b)      neither it (nor any of its Affiliates) will take any legal action against the other Participant (or its Affiliates) related to any right, title or interest of such Participant in any State of Arizona mineral exploration permits currently held by such Participant within the Holbrook Basin and not listed on Exhibit A1 through the fifth-year expiration date of such existing permits.

ARTICLE 6. INTERESTS OF PARTICIPANTS

                     6.1      Initial Interests in Future Entity. If the Participants choose to pursue with the ASLD one or more mineral leases on the Permit Property, or any portion thereof, then the Participants shall create an entity for the purpose of pursuing such mineral lease(s) and holding all mineral leases on the Permit Property, which entity shall initially be owned equally (50%/50%), subject to adjustment by any capital contributions described in Section 5.3(b) and which shall be formed pursuant to a separate agreement between the Participants. Any costs associated with the pursuit of such mineral lease(s) will be borne by such entity.

                    6.2      Participating Interest in Permits. Each Participant shall hold a fifty percent (50%) undivided interest as tenants in common in the rights and interests granted to permittees pursuant to the Permits, and shall hold such rights and interests as are described in this Agreement (such 50% interest, the “Participating Interest”).

ARTICLE 7. COORDINATION OF EXPLORATION

                    7.1      Appointment of Co-Managers. Each Participant shall appoint one or two persons to serve as co-managers of Exploration for the Permits, and shall notify the other Participant in writing of such appointment(s). At least one co-manager shall be designated by each Participant as a decision maker that is authorized to make final decisions and execute documents binding upon the Participant. Co-managers for each Participant can be replaced upon written notice from an authorized person to the other Participant.

                    7.2      Decisions. Each Participant, acting through its appointed co-manager(s) in attendance at the meetings described in Section 7.3, shall have one (1) vote.

                    7.3      Meetings.

                              (a)      The Participants’ respective co-managers shall meet regularly, but not less than monthly if requested by either Participant, to coordinate the maintenance of the Permits and to determine Plans of Exploration for the Permit Property. Either Participant may call a special meeting of the co-managers upon seven (7) days’ notice to the other Participant. In case of an emergency, reasonable notice of a special meeting shall suffice.

                              (b)      The Participants shall designate a person to prepare minutes of all meetings and shall distribute copies of such minutes to the respective co-managers of the Participants within three (3) days after the meeting. The Participants shall sign and return or object to the minutes within thirty (30) days after receipt, and failure to do either shall be deemed acceptance of the minutes as prepared. The minutes, when signed by an authorized co-manager for each Participant or deemed accepted by both Participants, shall be the official record of the decisions made by the Participants. If a Participant timely objects to minutes, the co-managers, for a period not to exceed thirty (30) days from receipt of the non-objecting Participant, will seek to agree upon minutes acceptable to both Participants. If the Participants do not reach agreement on the minutes of the meeting within such thirty (30) day period, the minutes of the meeting as prepared together with the other Participant’s proposed changes shall collectively constitute the record of the meeting.

                    7.4      Action without Meeting in Person. In lieu of meetings in person, the Participants’ respective co-managers may conduct meetings by telephone or video conference, so long as minutes of such meetings are prepared in accordance with Section 7.3(b) . The Participants may also take actions in writing signed by both Participants, or their appointed co-managers.

ARTICLE 8. EXPLORATION PLANS

                    8.1      Powers and Duties of Participants regarding Exploration. Subject to the terms and provisions of this Agreement, the Participants shall have the following powers and duties regarding Exploration on the Permit Property, which shall be discharged in accordance with adopted Plans of Exploration.

                              (a)      Either Participant alone or both Participants jointly may conduct Exploration of any or all of the Permit Property pursuant to one or more Plans of Exploration. The Participants will coordinate with each other regarding the details of implementation of each Plan of Exploration.

                              (b)      Prior to submitting any Plan of Exploration and Budget to the ASLD, a Participant desiring to conduct Exploration will prepare a Plan of Exploration and Budget for review and approval by the other Participant. The approval of the other Participant will not be withheld or delayed so long as the planned Exploration is to be conducted in accordance with applicable legal requirements and is designed to reasonably determine the presence of mineable potash resources within the Permit Property. If a Participant fails to approve a Plan of Exploration and Budget offered in writing by the other Participant within thirty (30) days after the Plan of Exploration and Budget is so offered, the Participants will document their areas of disagreement for future consideration during the formation of a new entity to hold mineral leases on the PPI Property, but both Participants will otherwise cooperate in good faith to submit the Plan of Exploration as proposed to the ASLD and obtain its approval. The Parties will coordinate Exploration activities on each Permit as necessary to ensure that only one Plan of Exploration is submitted for each Permit each annual period.

                              (c)      In conducting Exploration of the Permit Property, each Participant shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Exploration on the best terms available, taking into account all circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep jointly-funded Assets free and clear of all Encumbrances, unless such Encumbrances are specifically approved by both Participants (which approval shall not be unreasonably withheld).

                              (d)      The Participant conducting Exploration shall immediately notify the other Participant of any material deviation from an adopted Plan of Exploration or Budget. If the Participant conducting Exploration exceeds an approved Budget by more than ten percent (10%) in the aggregate and does not receive the other Participant’s written consent to the amount of such excess, then the portion of such excess over ten percent (10%), unless directly caused by an emergency or unexpected expenditure made pursuant to this Subsection 8.1(d) or unless otherwise authorized or ratified by the Participants, shall not be included in the calculations of the other Participant’s 50% share of costs or the Additional Expenditures. In case of emergency, a Participant may take any reasonable action it deems necessary to protect life or property, to protect the Assets or to comply with Laws. The Participant conducting Exploration may make reasonable expenditures on behalf of both Participants for unexpected events that are beyond its reasonable control and that do not result from a breach by it of its standard of care. The Participant shall promptly notify the other Participant of the emergency or unexpected expenditure.

                              (e)      The Participants shall cooperate to (i) jointly apply for all necessary permits, licenses and approvals as needed by either Participant to implement an approved Plan of Exploration; (ii) comply with all Laws; (iii) notify the other Participant promptly of any allegations of substantial violation of any Laws; and (iv) prepare and file all reports or notices required for implementation of this Agreement. A Participant shall not be in breach of this provision if a violation has occurred in spite of the Participant’s good faith efforts to comply. Each Participant shall timely cure any violation on behalf of both Participants (after consultation with the Participants’ respective co-managers, if time allows) through performance, payment of fines and penalties, or both, and the costs shall be shared equally by the Participants.

                              (f)      Both Participants will jointly confer and respond to litigation or other proceedings relating to the Permits, the Permit Property, and any Exploration conducted thereon. Nothing in this provision shall require that either Participant pay for the other Participant’s response costs unless one Participant is later determined by an arbitrator or court to be responsible for such costs.

                              (g)      Each Participant shall provide insurance for the benefit of both Participants as provided in Exhibit D or as may otherwise be determined from time to time by the Participants.

                              (h)      Each Participant shall have the right to carry out its rights and responsibilities hereunder through agents, Affiliates or independent contractors.

                              (i)      Even though the Participants are not partners or joint venturers, for the purpose of sound record-keeping, both Participants shall keep and maintain accounting and financial records for all jointly-incurred costs, Exploration costs, and Additional Expenditures pursuant to the procedures described in Exhibit B, and in accordance with customary cost accounting practices in the mining industry. Each Participant shall make available to the other Participant upon reasonable request such Participant’s financial records sufficient for an audit relating to these costs and expenditures.

                              (j)      Upon request by a Participant, the other Participant will make available to the requesting Participant a summary of work conducted to date under a Plan of Exploration, including an estimate of the actual costs incurred to date compared to the approved Budget for the Exploration.

                              (k)      Each Participant shall have the right to inspect and, at such Participant’s cost and expense, copy the Existing Data and all maps, drill logs and other drilling data, core, pulps, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, to the extent preserved or kept by the other Participant relating to the Permit Property. Either Participant, at its sole risk, cost and expense, and subject to reasonable safety regulations, may inspect Permit Property at all reasonable times and without interference by the other Participant.

                              (l)      Unless otherwise agreed, a Participant shall individually own any data, maps, drill logs, drilling data, core, pulps, reports, surveys, assays, analyses, production reports, and other records (collectively, “Drilling Data”) created and funded by such Participant, to the extent of such funding. Drilling Data created and funded jointly pursuant to this Agreement shall be owned by each Participant to the extent of the funding provided to create such information (e.g., if the Participants share equally (50/50) the costs of a drilling program, all Drilling Data produced by such drilling program shall be jointly owned (50/50); if one Participant funds a drilling program alone and the other Participant does not reimburse the funding Participant in respect of its 50% share of the costs of such program, then the non-funding Participant will not own or have any rights with respect to such Drilling Data). The Participants and their respective Affiliates shall not disclose or share such Drilling Data with any other person or entity at any time without the consent of the Participant who owns such Drilling Data, and further will take all actions reasonably necessary to maintain each Participant’s respective ownership and confidentiality of its Drilling Data.

                              (m)      Each Party shall be liable to timely perform and pay for Continuing Obligations in the first instance unless and until an entity is formed to hold a State of Arizona mineral lease for the PPI Properties. Unless otherwise agreed, the Participants shall share the cost of any Continuing Obligations equally.

                    8.2      Standard of Care. Neither Participant shall be liable to the other Participant for any act or omission resulting in damage or loss except to the extent caused by or attributable to such Participant’s willful misconduct or gross negligence.

                    8.3      Transactions with Affiliates. If a Participant engages Affiliates to provide Exploration services hereunder, it shall do so on terms no less favorable than would be the case in arm’s-length transactions with unrelated persons.

                    8.4      Activities during Deadlock. If the Participants for any reason fail to agree to a decision critical to the Exploration of the Permit Property, the Participants shall continue to make payments in lieu of Exploration (as required under applicable law) and take all other actions necessary to maintain the Permits.

ARTICLE 9. WITHDRAWAL AND TERMINATION

                    9.1      Termination by Expiration or Agreement. This Agreement shall terminate as expressly provided herein, unless earlier terminated by written agreement executed by both Participants.

                    9.2      Withdrawal. A Participant may elect to withdraw from this Agreement by giving thirty (30) days’ advance written notice to the other Participant of the effective date of withdrawal. Upon the effective date of such withdrawal, the withdrawing Participant shall assign its interests in the Permits and jointly-funded Assets to the non-withdrawing Participant and shall execute and deliver all instruments as may be necessary in the reasonable judgment of the other Participant to effect the assignment of its interests in the Permits and jointly-funded Assets to the other Participant.

                    9.3      Continuing Obligations and Environmental Liabilities. Upon an assignment of interests in Permits and jointly-funded Assets under Section 9.2, and in the event a termination under Section 9.1, each Participant shall remain liable for its respective share of liabilities to third persons (whether such arises before or after such withdrawal), including Environmental Liabilities and Continuing Obligations.

ARTICLE 10. AREA OF INTEREST

                    10.1      Joint Pursuit of Interests. The Participants have established an Area of Interest identified in Exhibit A3. The Participants agree that, for the Term, any attempt by either Participant to acquire or renew any interest or right to acquire any interest within the Area of Interest shall be pursued jointly by the Participants, and that no substantive contact will be initiated with Area of Interest landowners or their representatives without prior joint consultation and cooperation regarding the approach to be pursued. The Participants will reduce to writing (e.g., e-mail) any plans for such contact.

                    10.2      Joint Ownership of Interests. Any interest or right to acquire any interest in real property (including minerals or water rights) within the Area of Interest either acquired or proposed to be acquired during the Term by or on behalf of either Participant or any Affiliate of such Participant, unless otherwise agreed, shall be deemed owned fifty percent (50%) by each Participant and subject to the terms and provisions of this Agreement. No interest in the Area of Interest may be acquired by a Participant for its own benefit or for the benefit of any of its Affiliates during the Term unless 50% of such interest is acquired by the other Participant or any of its Affiliates. For the avoidance of doubt, each Participant and their respective Affiliates for their separate account shall be free to acquire lands and interests in lands outside the Area of Interest. Failure of any Affiliate of either Participant to comply with this Article 10 shall be a breach by such Participant of this Agreement and any right to a portion of the Area of Interest acquired by a Participant or its Affiliate during the term of this Agreement shall be deemed to be jointly administered and held by the Participants in 50%/50% joint ownership for the term of such acquired interest or right.

                    10.3      Exploration and Mine Development within Area of Interest. The Parties will separately agree to procedures and cost sharing provisions for exploration and mine development on lands within the Area of Interest. The Parties anticipate that exploration and mine development will occur on lands within the Area of Interest pursuant to a separate business entity created by the Parties and jointly owned for that purpose.

ARTICLE 11. MUTUAL GRANT OF ACCESS

                    11.1      PPI Access. During the Term, HNZ hereby grants PPI vehicular access across existing paved and unpaved roads on the HNZ Property at reasonable times for the exclusive purposes of PPI accessing PPI’s properties or PPI’s mineral exploration permit holdings in the Holbrook Basin.

                    11.2      HNZ Access. During the Term, PPI hereby grants HNZ vehicular access across existing paved and unpaved roads in the Holbrook Basin on any land owned or controlled by PPI at reasonable times for the exclusive purpose of HNZ accessing HNZ’s properties or permit holdings in the Holbrook Basin.

                    11.3      Prior Notification. Unless otherwise agreed in writing, a Participant desiring to access the other Participant’s lands pursuant to the rights granted in Sections 11.1 and 11.2 will notify the other Participant at least 48 hours in advance of accessing the other Participant’s property and will abide by reasonable requests for accommodation for existing uses. Access may require the Participants to cooperate to open locked gates at reasonable times when both are available in the area. If access is requested across lands of a Participant that does not have a clearly-defined right to grant such access, such as across lands where surface rights are owned by a third party, then the Participants will reasonably cooperate to establish access, but neither Participant in that case is obligated to incur costs to clear title or provide such access rights.

                    11.4      Fences. If a Participant needs to open a gated area pursuant to the grant of access in this Article, such Participant will immediately pass through the gate and close the gate securely after passing through to prevent escape of cattle through an open gate. If a Participant finds it necessary to cut any fence on the other Participant’s the purpose of passage on or near and existing road, the Participant desiring such access shall, prior to cutting the fence, install and brace heavy “corner-type” posts at each end of the opening to be made, to which the fence wire shall be securely fastened in such a manner as to prevent sagging. The Participant desiring access shall install a gate of a quality acceptable to the other Participant in each opening.

                    11.5      Restricted Access Purpose. No Participant shall use the access granted in this Article 11 for any purpose other than reasonable vehicular access to that Participant’s land holdings (including permit lands). No Participant shall hunt or fish on another Participant’s land, or permit or encourage others to do so.

                    11.6      Confirmation of Access. Upon the reasonable request of a Participant, the other Participant shall promptly confirm in writing its grant of access in accordance with this Article.

ARTICLE 12. TRANSFER OF INTEREST; TAG ALONG RIGHT

                    12.1      General. Subject to the limitations in Section 12.2, a Participant shall have the right to Transfer to any third party its Participating Interest (whether as to all Permits or any single Permit), including an interest in this Agreement or the jointly-funded Assets.

                    12.2      Limitations on Free Transferability; Tag Along Right. Any Transfer by either Participant under Section 12.1 shall be subject to the following limitations:

                              (a)      No Transfer of a Participant’s Participating Interest, Assets or rights hereunder shall be effective unless and until the transferring Participant has provided to the other Participant notice of the Transfer, and the transferee has committed in writing to assume and be bound by this Agreement to the same extent as the transferring Participant with respect to the rights being Transferred;

                              (c)      Neither Participant, without the consent of the other Participant, shall effect a Transfer that shall violate any Law, or result in the cancellation of any permits, licenses, or other similar authorization;

                              (d)      No Transfer permitted by this Article 12 shall relieve the transferring Participant of its share of any liability, whether accruing before or after such Transfer; and

                              (e)      Each Participant agrees that it will not, in any one transaction or a series of similar transactions, directly or indirectly, sell or otherwise dispose of part or all of its Participating Interest to any third party not affiliated with a Participant unless the terms of such sale or other disposition to such third party include a written offer by such third party to the other Participant of the same terms of sale for such other Participant’s Participant Interest which corresponds to the Participating Interest of the selling Participant (e.g., if a third party makes an offer for a Participant Interest in Permit No. 08-115078, such offer must be for each Participant’s Participant Interest in such Permit). The Participant desiring to sell its interest shall provide the other Participant with notice of the third party’s written offer (the “Tag Along Notice”) and an expiration date of the right to accept the offer in the Tag Along Notice prior to the completion of the Participant’s sale. The non-selling Participant shall be given in the Tag Along Notice at least 5 Business Days after receipt of the notice to accept the written offer. If the non-selling Participant does not accept the offer as proposed on or before the deadline in the Tag Along Notice, then the selling Participant may sell or otherwise dispose of its Participating Interest free of the other Participant’s rights under this Section 12.2(e) . If the proposed sale or other disposition is not consummated, then the tag along rights in this Section 12.2(e) shall continue to apply to future offers to either Participant. If the proposed sale or other disposition is consummated, then the rights granted in this Section 12.2(e) shall apply to any future offers made after the closing with respect to any Participant Interest not included in the transaction. If the non-selling Participant accepts the written offer on or before the deadline in the Tag Along Notice, then the Participant initiating the Tag Along Notice will sell its Participating Interest only with the other Participant’s Participating Interests, and only pursuant to the terms stated in the Tag Along Notice.

ARTICLE 13. DISPUTES

                    13.1      Governing Law. This Agreement and any claims, controversies, causes of action (whether in contract or tort) or disputes that may be based upon, arise out of or relate hereto, to the transactions contemplated hereby, to the negotiation, execution or performance, or the validity, interpretation, enforceability, formation, breach or termination hereof, or to the inducement of any party to enter herein shall be governed by, and interpreted and construed in accordance with, the laws of the State of Arizona, without regard to the principles governing conflicts of laws.

                    13.2      Forum Selection. The Participants hereby irrevocably submit to the exclusive jurisdiction of any federal or State court in Maricopa County, Arizona over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Participant hereby irrevocably agrees that all claims in respect of such dispute or any suit, action or proceeding related thereto may be heard and determined in such court. The Participants hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection, which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Participants agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the Participants hereby consents to process being served by the other Participant in any suit, action or proceeding by the delivery of a copy thereof in accordance with the provisions of Section 15.1.

ARTICLE 14. CONFIDENTIALITY, OWNERSHIP, USE AND DISCLOSURE OF INFORMATION

                    14.1      Confidential Information. Except with the prior written consent of the other Participant, each Participant shall keep confidential and not disclose to any third party or the public any Confidential Information. All data and information obtained, generated, or secured by the Participants as a result of Exploration pursuant to this Agreement will be shared between the Participants but as to third parties will be treated as Confidential Information.

                    14.2      Participant Information. In performing its obligations under this Agreement, neither Participant shall be obligated to disclose any Participant Information. If a Participant elects to disclose Participant Information in performing its obligations under this Agreement, such Participant Information, together with all improvements, enhancements, refinements and incremental additions to such Participant Information that are developed, conceived, originated or obtained by either Participant in performing its obligations under this Agreement (“Enhancements”), shall be owned exclusively by the Participant that originally developed, conceived, originated or obtained such Participant Information. Either Participant or both Participants may use and enjoy the benefits of such Participant Information and Enhancements in the conduct of the activities contemplated in this Agreement, but the Participant that did not originally develop, conceive, originate or obtain such Participant Information may not use such Participant Information and Enhancements for any other purpose. Except as provided in Section 14.4, or with the prior written consent of the other Participant, which consent may be withheld in such Participant’s sole discretion, each Participant shall keep confidential and not disclose to any third party or the public any portion of Participant Information and Enhancements owned by the other Participant that constitutes Confidential Information.

                    14.3      Permitted Disclosure of Confidential Information.

                    (a)      Either Participant may disclose Confidential Information: (a) to a Participant’s officers, directors, partners, members, employees, Affiliates, shareholders, agents, attorneys, accountants, consultants, contractors, subcontractors or advisors, for the sole purpose of such Participant’s performance of its obligations under this Agreement; (b) to any party to whom the disclosing Participant contemplates a Transfer of all or any part of its Participating Interest, for the sole purpose of evaluating the proposed Transfer; or (c) to any actual or potential lender, underwriter or investor for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Participant.

                    (b)      The Participant disclosing Confidential Information pursuant to this Section 14.3 shall disclose such Confidential Information to only those parties who have a bona fide need to have access to such Confidential Information for the purpose for which disclosure to such parties is permitted under this Section 14.3. The Participant disclosing Confidential Information shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

                    14.4      Disclosure Required By Law.

                    (a)      Notwithstanding anything contained in this Article 14, a Participant may disclose any Confidential Information if, in the opinion of the disclosing Participant’s legal counsel: (a) such disclosure is legally required to be made in a judicial, administrative or governmental proceeding pursuant to a valid subpoena or other applicable order; or (b) such disclosure is legally required to be made pursuant to the rules or regulations of a stock exchange or similar trading market applicable to the disclosing Participant.

                    (b)      Prior to any disclosure of Confidential Information under this Section 14.4, the disclosing Participant shall give the other Participant at least two (2) Business Days prior written notice (unless less time is permitted by such rules, regulations or proceeding) and, in making such disclosure, the disclosing Participant shall disclose only that portion of Confidential Information required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other Participant in intervention in any such proceeding.

                    14.5      Public Announcements. Prior to making or issuing any press release or other public announcement or disclosure of information relating to this Agreement and the activities contemplated in this Agreement that is not Confidential Information, a Participant shall first consult with the other Participant as to the content and timing of such announcement or disclosure and no such announcement or disclosure shall be issued without the written consent of the other Party.

ARTICLE 15. GENERAL PROVISIONS

                    15.1      Notices. All notices, payments and other required or permitted communications (“Notices”) to either Participant shall be in writing, and shall be addressed respectively as follows:

If to PPI:	Passport Potash Inc.
3346 W. Guadalupe Rd.
Apache Junction, AZ 85120
Attention: John Eckersley
Telephone: (480) 288-6530
Facsimile: (480) 288-6532

With a Copy to:	Linda Hogg
McMillan
Royal Centre
1055 W. Georgia St., Suite 1500
Vancouver, BC V6E 4N7

If to HNZ:	HNZ Potash, LLC
1900 N. Akard St.
Dallas, Texas 75201
Attention: C. Brian Boutte
Telephone: (214) 978-8684
Facsimile: (214) 855-6996

With a Copy to:	Nathan J. Christensen
HNZ Potash, LLC
1900 N. Akard St.
Dallas, Texas 75201

                                 All Notices shall be given (a) by personal delivery to the Participant, (b) by electronic communication, capable of producing a printed transmission confirmation, (c) by registered or certified mail return receipt requested, or (d) by overnight or other express courier service. All Notices shall be effective and shall be deemed given on the date of receipt at the principal address if received during normal business hours, and, if not received during normal business hours, on the next Business Day following receipt, or if by electronic communication, on the date of such communication. Either Participant may change its address by Notice to the other Participant.

                    15.2      Construction; Interpretation. The singular shall include the plural and the plural the singular wherever the context so requires, and the masculine, the feminine, and the neuter genders shall be mutually inclusive. The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole (together with Exhibits) and not to any particular subdivision unless expressly so limited. The Participants have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Participants and no presumption or burden of proof shall arise favoring or burdening either Participant by virtue of the authorship of any of the provisions in this Agreement. References to “written” and “in writing” or words of similar import include in electronic form. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded.

                    15.3      Currency. All references to “dollars” or “$” herein shall mean lawful currency of the United States of America.

                    15.4      Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

                    15.5      Waiver. The failure of either Participant to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit such Participant’s right thereafter to enforce any provision or exercise any right.

                    15.6      Modification. No modification or amendment of this Agreement shall be valid unless made in writing and duly executed by both Participants.

                    15.7      Force Majeure. Except any monetary obligations (i.e., obligations that can be satisfied by the payment of money) hereunder, the obligations of a Participant shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control.

                    15.8      Further Assurances. Each of the Participants shall take, from time to time and without additional consideration, such further actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

                    15.9      Entire Agreement; Successors and Assigns. This Agreement contains the entire understanding of the Participants and supersedes all prior agreements and understandings between the Participants relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Participants.

                    15.10      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Participant. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Participants shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Participants as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

                    15.11      Expenses. Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses.

                    15.12      Non-Recourse. No past, present or future director, officer, employee, incorporator, member, manager, partner, equity holder, employee, Affiliate, agent, attorney or representative of the Participants or any of their respective Affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of the Participants arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement, including any alleged non-disclosure or misrepresentations made by any such persons.

                    15.13      Limitation on Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no Participant shall, in any event, be liable to any other Participant or any other person for any consequential, incidental, indirect, special or punitive damages of such other Participant or person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof; provided, however, that the terms “consequential”, “incidental” and “indirect” are not intended to preclude recovery of compensatory money damages that represent direct damages.

                    15.14      Counterparts. This Agreement may be executed in any number of counterparts, and it shall not be necessary that the signatures of both Participants be contained on any counterpart. Each counterpart shall be deemed an original, but all counterparts together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a physically delivered counterpart.

[Signature Page Follows]

                    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PPI:

Passport Potash, Inc., a British Columbia corporation

By    /s/ Joshua Bleak
Name: Joshua Bleak
Title: President

HNZ:

HNZ Potash, LLC, a Delaware limited liability company

By  /s/ C. Brian Boutte
Name: C. Brian Boutte
Title: General Manager

EXHIBIT A1
to
Joint Exploration Agreement
between
Passport Potash Inc.
and
HNZ Potash, LLC

PERMITS AND PERMIT PROPERTY

Permit Number	Township/Range	Sections
08-115078	15N 24E	16
08-115079	15N 24E	18
08-115080	15N 24E	20
08-115081	15N 24E	22
08-115100	15N 24E	30
08-115101	15N 24E	32
08-114982	15N 23E	8
08-114984	15N 23E	10
08-114983	15N 23E	14
08-114985	15N 23E	16
08-115096	15N 23E	24
08-115097	15N 23E	28
08-115098	15N 23E	32
08-115099	15N 23E	36
08-114987	15N 22E	2
08-114988	15N 22E	12
08-115094	15N 22E	16
08-115095	15N 22E	36
08-113367	16N 24E	22
08-113366	16N 24E	24
08-113361	16N 24E	36

EXHIBIT A1

EXHIBIT A2
to
Joint Exploration Agreement
between
Passport Potash Inc.
and
HNZ Potash, LLC

HNZ PROPERTY

HNZ Surface Properties: All real property with respect to which HNZ holds surface rights.

HNZ State Mineral Permits:

Permit Number	Township/Range	Sections
08-114503	16N 24E	2
08-114325	16N 24E	14
08-116230	16N 25E	16
08-116231	16N 25E	32

EXHIBIT A2

EXHIBIT A3
to
Joint Exploration Agreement
between
Passport Potash Inc.
and
HNZ Potash, LLC

AREA OF INTEREST

All land owned or controlled by Hopi Tribe and Affiliates in the Holbrook Basin, as outlined on the attached map.

EXHIBIT A3

EXHIBIT B
to
Joint Exploration Agreement
between
Passport Potash Inc.
and
HNZ Potash, LLC

ACCOUNTING PROCEDURES

          The financing and accounting procedures to be followed by the Participants under this Agreement are set forth below (collectively, these “Accounting Procedures”). All capitalized terms in these Accounting Procedures shall have the definition attributed to them in this Agreement, unless defined otherwise herein.

          The purpose of these Accounting Procedures is to establish equitable methods for determining charges and credits applicable to Exploration. In the event of a conflict between the provisions of these Accounting Procedures and those of this Agreement, the provisions of this Agreement shall control.

ARTICLE I
GENERAL PROVISIONS

          1.1      General Accounting Records. Each Participant shall maintain its own detailed and comprehensive cost accounting records in accordance with these Accounting Procedures, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures for managerial, tax, regulatory or other financial, regulatory, or legal reporting purposes related to this Agreement. Such records shall be retained for the duration of the period allowed the Participants for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Participants.

          1.3      Statements and Billings. Each Participant shall prepare statements and bill the other Participant for reimbursable amounts. Payment of any such billings by either Participant shall not prejudice such Participant’s right to protest or question the correctness thereof for a period not to exceed twenty-four (24) months following the calendar year during which such billings were received by such Participant. All written exceptions to and claims upon a Participant for incorrect charges, billings or statements shall be made upon the Participant within such twenty-four (24) month period. Failure to bill timely is not a waiver of any reimbursable amount due from either Participant.

EXHIBIT B

ARTICLE II
ELIGIBLE ADDITIONAL EXPLORATION COSTS

          Unless otherwise agreed in a Plan of Exploration approved by both Participants in writing, Exploration costs eligible as Additional Expenditures as described in Section 5.3 of this Agreement include the following:

          2.1      Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called “Material”) purchased from unaffiliated third parties or furnished by either Participant as provided in Paragraph 3.2. The Participant shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Exploration. The Participant shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

          2.2      Equipment and Facilities Furnished by Participant. The cost of machinery, equipment and facilities owned by the Participant and used in Exploration or used to provide support or utility services to Exploration, charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed Prime Rate plus three percent (3%) per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Exploration.

          2.3      Contract Services and Utilities. The cost of contract services and utilities procured from outside sources, other than services described in Paragraph 2.6. If contract services are performed by the Participant or an Affiliate thereof, the eligible cost shall not be greater than that for which comparable services and utilities are available in the open market within the vicinity of Exploration. The cost of professional consultant services procured from outside sources in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum per contract shall not be eligible unless approved by the both Participants’ respective co-managers.

          2.4      Insurance Premiums. Net premiums paid for insurance required to be carried for Exploration for the protection of the Participant that is not overseeing the Exploration. When Exploration is conducted in an area where the Participant may self-insure for Workers’ Compensation and/or Employer’s Liability under state law, the Participant conducting Exploration may elect to include such risks in its self-insurance program and shall be eligible for related costs not to exceed published manual rates.

          2.5      Damages and Losses. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Participant incurring the cost. The Participant shall furnish the other Participant with written notice of damages or losses as soon as practicable after a report thereof has been received by the Participant incurring the cost.

EXHIBIT B

          2.6      Legal and Regulatory Expense. All legal and regulatory costs and expenses incurred in or resulting from Exploration or necessary to protect or recover the Assets, including costs of title investigation and title curative services. All attorney’s fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of Twenty-Five Thousand Dollars ($25,000.00) per annum shall not be eligible Exploration costs unless approved by both Participants’ respective co-managers.

          2.7      Environmental Compliance Fund. Costs of reasonably anticipated Environmental Compliance to be determined by the Participants’ respective co-managers as part of a Plan of Exploration.

          2.8      Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by a Participant for the necessary and proper conduct of Exploration.

ARTICLE III
BASIS OF ELIGIBLE ADDITIONAL EXPENDITURES

          3.1      Purchases. Material purchased and services procured from third parties shall be deemed eligible as Additional Expenditures at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, an adjustment shall be made when received from the vendor.

          3.2      Material Furnished by a Participant. Any Material furnished by either Participant for Exploration shall be priced on the following basis:

                         (a)      New Material. New Material furnished by either Participant shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time it is furnished (the “New Price”).

                         (b)      Used Material.

                                   (i)      Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

                                             (A)      Used Material furnished by either Participant shall be priced at seventy-five percent (75%) of the New Price;

                                             (B)      Used Material distributed to either Participant shall be priced (i) at seventy-five percent (75%) of the New Price if such Material was originally charged as an Additional Expenditure as new Material, or (ii) at sixty-five percent (65%) of the New Price if such Material was originally charged as an Additional Expenditure as good used Material at seventy-five percent (75%) of the New Price.

EXHIBIT B

                                   (ii)      Other used Material that, after reconditioning, will be further serviceable for original function as good secondhand Material, or that is serviceable for original function but not substantially suitable for reconditioning, shall be priced at fifty percent (50%) of New Price. The cost of any reconditioning shall be borne by the transferee.

                                   (iii)      Bad-Order Material which is no longer usable for its original purpose without excessive repair cost but further usable for some other purpose shall be priced on a basis comparable with items normally used for that purpose.

                                   (iv)      All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices.

                         (c)     Obsolete Material. Any Material that is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above, shall be priced by agreement of the Coordinators. Such price shall be set at the value of the service to be rendered by such Material.

          3.3      Premium Prices. Whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Participant has no control, the Participant may charge on the basis of the Participant’s direct cost and expenses incurred in procuring such Material and making it suitable for use. The Participant shall give written notice of the proposed charge to the other Participants prior to the time when such charge is to be billed, whereupon either Participant shall have the right, by notifying the Participant incurring the cost within ten days of the delivery of the notice, to furnish at the usual receiving point all or part of its share of Material suitable for use and acceptable to the Participant.

          3.4      Warranty of Material Furnished by a Participant. Neither Participant warrants any Material furnished beyond any dealer’s or manufacturer’s warranty. No credits shall be made for defective Material until adjustments are received by the Participant from the dealer, manufacturer or their respective agents.

          3.5      Disposal of Material. Sales of Material used in Exploration shall be credited against eligible Additional Expenditures when the funds are received by a Participant.

EXHIBIT B

EXHIBIT C
to
Joint Exploration Agreement
between
Passport Potash Inc.
and
HNZ Potash, LLC

DEFINITIONS

          “Accounting Procedures” is defined in Exhibit B.

          “Additional Expenditures” is defined in Section 5.3(a) of this Agreement.

          “Affiliate” or “Affiliates” means any person, partnership, limited liability company, joint venture, corporation, or other form of enterprise which Controls, is Controlled by, or is under common Control with a Member.

          “Agreement” means this Joint Exploration Agreement, including all amendments and modifications, and all schedules and exhibits, all of which are incorporated by this reference.

          “Area of Interest” means the area described in Exhibit A3.

          “ASLD” is defined in Section 2.3 of this Agreement.

          “Assets” means the Permits, Confidential Information directly related to the Exploration pursuant to this Agreement, and all other real and personal property, tangible and intangible, including existing or after-acquired properties and all contract rights used directly in Exploration pursuant to this Agreement. Each Asset is owned separately by the Participant that developed it, except Assets that are jointly funded by the Participants and are held by the Participants as tenants in common.

          “Budget” means a detailed estimate of all costs to be incurred by a Participant with respect to a Plan of Exploration.

          “Business Day” means any day of the year on which national banking institutions in Arizona are open to the public for conducting business and are not required or authorized to close.

          “Confidential Information” means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derives independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy, including without limitation all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Participant.

EXHIBIT C

          “Continuing Obligations” mean obligations or responsibilities that are reasonably expected to continue or arise after Exploration on a particular area of the Permit Property has ceased or is suspended, such as future monitoring, stabilization, or Environmental Compliance.

          “Control” used as a verb means, when used with respect to an entity, the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; (v) voting trust; or otherwise; and, when used with respect to a person, means the actual or legal ability to control the actions of another, through family relationship, agency, contract or otherwise; and “Control” used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

          “Drilling Data” is defined in Section 8.1(l) .

          “Effective Date” means the date set forth in the preamble to this Agreement.

          “Encumbrance” or “Encumbrances” means mortgages, deeds of trust, security interests, pledges, liens, net profits interests, royalties or overriding royalty interests, other payments out of production, or other burdens of any nature.

          “Enhancements” is defined in Section 14.2 of this Agreement.

          “Environmental Compliance” means actions performed during or after Exploration to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Permit Property or other compliance with Environmental Laws.

          “Environmental Damage” is defined in Section 3.3(c)(ii) of this Agreement.

          “Environmental Laws” means Laws aimed at reclamation or restoration of the PPI Property; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including without limitation, ambient air, surface water and groundwater; and all other Laws relating to the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

EXHIBIT C

          “Environmental Liabilities” means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, without limitation, attorneys’ fees and costs, experts’ fees and costs, and consultants’ fees and costs) of any kind or of any nature whatsoever that are asserted against either Member, by any person or entity other than the other Member, alleging liability (including, without limitation, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Permit Property and/or emanating or migrating and/or threatening to emanate or migrate from the Permit Property to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

          “Existing Data” means raw data from drill logs and other drilling data, core, and pulps developed in operations on the Participants’ respective properties in the Holbrook Basin prior to the Effective Date.

          “Exploration” means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of potash products, including but not limited to additional drilling required after discovery of potentially commercial mineralization, and including related Environmental Compliance.

          “HNZ” means HNZ Potash, LLC, a Delaware limited liability company, and its successors and assigns.

          “HNZ Property” means the property described in Exhibit A2.

          “HNZ Additional Mineral Property” means the property described in Exhibit A4.

          “Knowledge” is defined in Section 3.4 of this Agreement.

          “Law” or “Laws” means all applicable federal, state and local laws (statutory or common), rules, ordinances, regulations, grants, concessions, franchises, licenses, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature.

          “New Price” is defined in Exhibit B.

          “Non-Renewing Participant” is defined in Section 5.2(b) .

          “Notices” is defined in Section 15.1 of this Agreement.

EXHIBIT C

          “Material” is defined in Exhibit B.

          “Minimum Expenditure Amount” is defined in Section 5.2.

          “Participant” is defined in the preamble to this Agreement.

          “Participant Information” means data interpretations, reports, studies, financial analyses, and all other business information regarding a Participant’s business and interests that is not Existing Data or information that a Participant is obligated to disclose to the other Participant in this Agreement.

          “Participating Interest” is defined in Section 6.2 of this Agreement.

          “Permits” means the Arizona State Land Department mineral exploration permits listed on Exhibit A1, and any replacement permit intended by the Participants to replace any permit for the same land listed on Exhibit A1.

          “Permit Property” means those Arizona State Land Department mineral exploration permits described in Exhibit A1.

          “Plan of Exploration” means a description in reasonable detail of Exploration to be conducted and objectives to be accomplished by a Participant.

          “PPI” means Passport Potash, Inc., a British Columbia corporation, and its successors and assigns.

          “Prime Rate” means the interest rate quoted and published as “Prime” as published in The Wall Street Journal, under the heading “Money Rate,” as the rate may change from day to day.

          “Relinquished Permit” is defined in Section 5.2(b) .

          “Renewing Participant” is defined in Section 5.2(b) .

          “Statutory Minimum Amounts” is defined in Section 5.2(a) .

          “Tag Along Notice” is defined in Section 12.2(e) of this Agreement.

          “Term” is defined in Section 2.3 of this Agreement.

EXHIBIT C

          “Transfer” means, when used as a verb, to sell, grant, assign or create an Encumbrance, pledge or otherwise convey, or dispose of or commit to do any of the foregoing, and, when used as a noun, means such a sale, grant, assignment, Encumbrance, pledge or other conveyance or disposition, or such an arrangement.

EXHIBIT C

EXHIBIT D
to
Joint Exploration Agreement
between
Passport Potash Inc.
and
HNZ Potash, LLC

INSURANCE

          The Participants shall, at all times while conducting Exploration, comply fully with the applicable workers’ compensation laws and purchase, or secure protection for such work comparable to that provided under standard form insurance policies for the following risk categories: (i) comprehensive public liability and property damage with combined limits of not less than Five Million Dollars ($5,000,000.00) for bodily injury and property damage; (ii) automobile insurance with combined limits of not less than Two Million Dollars ($2,000,000.00); and (iii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations. Each Participant may purchase for its own account such additional insurance as it deems necessary.

EXHIBIT E
to
Joint Exploration Agreement
between
Passport Potash Inc.
and
HNZ Potash, LLC

COSTS PREVIOUSLY INCURRED BY PPI

Permit #	Section	Twnshp	Range	Acreage	Effective Date	Expiration Date	Renewal Fee	Rental Fee Years 1-2 [total]	Rental Fee Years 3-5 [per year]	Exploration Requirement Years 1-2	Exploration Requirement Years 3-5	Year 1 Fee/Rental	Year 1 Expenditures	Year 2	Year 3	Year 4
08-113366	24	16N	24E	640.00	11/21/08	11/20/13	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-113367	22	16N	24E	640.00	11/21/08	11/20/13	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-113361	36	16N	24E	640.00	11/21/08	11/20/13	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-114982	8	15N	23E	480.00	10/21/10	10/20/15	$ 500.00	$ 960.00	$ 480.00	$4,800.00	$ 9,600.00	$ 1,460.00		$ 500.00	$ 500.00	$ 500.00
08-114983	14	15N	23E	640.00	10/21/10	10/20/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-114984	10	15N	23E	640.00	10/21/10	10/20/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-114985	16	15N	23E	640.00	10/21/10	10/20/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-114987	2	15N	22E	120.00	10/21/10	10/20/15	$ 500.00	$ 240.00	$ 120.00	$1,200.00	$ 2,400.00	$ 740.00		$ 500.00	$ 500.00	$ 500.00
08-114988	12	15N	22E	200.00	10/21/10	10/20/15	$ 500.00	$ 400.00	$ 200.00	$2,000.00	$ 4,000.00	$ 900.00		$ 500.00	$ 500.00	$ 500.00
08-115078	16	15N	24E	640.00	12/23/10	12/22/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-115079	18	15N	24E	686.22	12/23/10	12/22/15	$ 500.00	$ 1,372.44	$ 686.22	$6,862.20	$ 13,724.40	$ 1,872.44		$ 500.00	$ 500.00	$ 500.00
08-115080	20	15N	24E	640.00	12/23/10	12/22/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-115081	22	15N	24E	640.00	12/23/10	12/22/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-115100	30	15N	24E	691.78	12/30/10	12/29/15	$ 500.00	$ 1,383.56	$ 691.78	$6,917.80	$ 13,835.60	$ 1,883.56		$ 500.00	$ 500.00	$ 500.00
08-115101	32	15N	24E	640.00	12/30/10	12/29/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-115096	24	15N	23E	200.00	12/30/10	12/29/15	$ 500.00	$ 400.00	$ 200.00	$2,000.00	$ 4,000.00	$ 900.00		$ 500.00	$ 500.00	$ 500.00
08-115097	28	15N	23E	320.00	12/30/10	12/29/15	$ 500.00	$ 640.00	$ 320.00	$3,200.00	$ 6,400.00	$ 1,140.00		$ 500.00	$ 500.00	$ 500.00
08-115098	32	15N	23E	640.00	12/30/10	12/29/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-115099	36	15N	23E	640.00	12/30/10	12/29/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-115094	16	15N	22E	640.00	12/30/10	12/29/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00
08-115095	36	15N	22E	640.00	12/30/10	12/29/15	$ 500.00	$ 1,280.00	$ 640.00	$6,400.00	$ 12,800.00	$ 1,780.00		$ 500.00	$ 500.00	$ 500.00

Permit #	Section	Twnshp	Range	Acreage	Effective Date	Expiration Date	App. Fee+ Rent (Years 1-2)	Year 2 Renewal Fee (No rent)	Year 3 Renewal Fee + Rent	Year 4 Renewal Fee + Rent	Expenditures Year 1	Year 2	Year 3	Sub-Totals
08-113366	24	16N	24E	640.00	11/21/08	11/20/13	$ 1,780.00	$ 500.00	$ 1,140.00	$ 1,140.00	$6,400.00	$6,400.00	$ 12,800.00	$ 30,160.00
08-113367	22	16N	24E	640.00	11/21/08	11/20/13	$ 1,780.00	$ 500.00	$ 1,140.00	$ 1,140.00	$6,400.00	$6,400.00	$ 12,800.00	$ 30,160.00
08-113361	36	16N	24E	640.00	11/21/08	11/20/13	$ 1,780.00	$ 500.00	$ 1,140.00	$ 1,140.00	$6,400.00	$6,400.00	$ 12,800.00	$ 30,160.00
08-114982	8	15N	23E	480.00	10/21/10	10/20/15	$ 1,460.00	$ 500.00			$4,800.00			$ 6,760.00
08-114983	14	15N	23E	640.00	10/21/10	10/20/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-114984	10	15N	23E	640.00	10/21/10	10/20/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-114985	16	15N	23E	640.00	10/21/10	10/20/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-114987	2	15N	22E	120.00	10/21/10	10/20/15	$ 740.00	$ 500.00			$1,200.00			$ 2,440.00
08-114988	12	15N	22E	200.00	10/21/10	10/20/15	$ 900.00	$ 500.00			$2,000.00			$ 3,400.00
08-115078	16	15N	24E	640.00	12/23/10	12/22/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-115079	18	15N	24E	686.22	12/23/10	12/22/15	$ 1,872.44	$ 500.00			$6,862.20			$ 9,234.64
08-115080	20	15N	24E	640.00	12/23/10	12/22/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-115081	22	15N	24E	640.00	12/23/10	12/22/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-115100	30	15N	24E	691.78	12/30/10	12/29/15	$ 1,883.56	$ 500.00			$6,917.80			$ 9,301.36
08-115101	32	15N	24E	640.00	12/30/10	12/29/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-115096	24	15N	23E	200.00	12/30/10	12/29/15	$ 900.00	$ 500.00			$2,000.00			$ 3,400.00
08-115097	28	15N	23E	320.00	12/30/10	12/29/15	$ 1,140.00	$ 500.00			$3,200.00			$ 4,840.00
08-115098	32	15N	23E	640.00	12/30/10	12/29/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-115099	36	15N	23E	640.00	12/30/10	12/29/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-115094	16	15N	22E	640.00	12/30/10	12/29/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
08-115095	36	15N	22E	640.00	12/30/10	12/29/15	$ 1,780.00	$ 500.00			$6,400.00			$ 8,680.00
						Totals:	$ 33,816.00	$ 10,500.00	$ 3,420.00	$ 3,420.00	$ 116,580.00	$ 19,200.00	$ 38,400.00	$ 225,336.00
											HNZ Portion of PPI Sunk Costs			$ 112,668.00